                                                           Exhibit No. EX-99.h.3

                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

November __, 2006

Delaware Group Government Fund
2005 Market Street
Philadelphia, PA 19103

     Re:  Expense Limitation

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the performance  of  Delaware  Core  Plus  Bond Fund  (formerly,  Delaware  American
Government Bond Fund) and Delaware Inflation  Protected Bond Fund (collectively, the "Funds"),  which are series of Delaware Group  Government  Fund, the Manager shall waive all or a portion of its  investment  advisory fees and/or  reimburse expenses (excluding any 12b-1 plan expenses,  taxes,  interest,  brokerage fees,
short-sale   dividend  and  interest  expenses,   certain  insurance  costs  and
non-routine  expenses or costs,  including but not limited to, those relating to reorganizations,  litigation,  conducting  shareholder meetings and liquidations
[collectively,  "non-routine  expenses"])  in an  aggregate  amount equal to the amount by which the Funds'  respective total operating  expenses  (excluding any
12b-1 plan expenses,  taxes,  interest,  brokerage fees, short-sale dividend and interest expenses,  certain insurance costs and non-routine expenses) exceed the amounts  indicated below for the periods  described  below. For purposes of this
Agreement,  non-routine  expenses  may also include  such  additional  costs and expenses  as may be agreed  upon from time to time by the  Funds'  Board and the
Manager.

Fund                                     Expense Limitation   Effective Dates

Delaware Core Plus Bond Fund                    0.75%        12/01/06-01/31/07
                                                0.70%        02/01/07-11/30/07
Delaware Inflation Protected Bond Fund          0.50%        12/01/06-11/30/07

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect  on, or make a claim for,  reimbursed  Fund  expenses at any time in the future.

                                       Delaware Management Company, a series of
                                       Delaware Management Business Trust

                                       By: _________________________
                                             Name:
                                             Title:
                                             Date:

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Government Fund

By: _________________________
      Name:
      Title:
      Date: